Exhibit 99.1

PRESS RELEASE

Contacts:

D’Arcy Rudnay, Vice President, Corporate Communications	(215) 981-8582
Marlene S. Dooner, Vice President, Investor Relations	(215) 981-7392

COMCAST WITHDRAWS ITS PROPOSAL
TO MERGE WITH DISNEY

Company moves forward with $1 billion stock repurchase program;
announces strong first quarter results

PHILADELPHIA – April 28, 2004 –Comcast Corporation (NASDAQ: CMCSA, CMCSK) announced today that it has withdrawn its proposal to merge with Disney, effective immediately.

Brian L. Roberts, President and Chief Executive Officer of Comcast, said “We have always been disciplined in our approach to acquisitions. Being disciplined means knowing when it is time to walk away. That time is now.”

“It has become clear that there is no interest on the part of Disney's management and Board in putting Comcast and Disney together,” Mr. Roberts continued. “As a result, we have withdrawn our offer.”

“Comcast is in the best shape in its history,” Mr. Roberts said. “As emphasized by our first quarter numbers just released today, we are off to a great start this year and are uniquely positioned to deliver superior growth and value to our shareholders in 2004 and beyond. With over 21% cash flow growth this quarter, we are the fastest growing media and telecommunications company in the nation. In addition, now that we have withdrawn the Disney proposal, we are once again in a position to move forward with our previously announced $1 billion stock repurchase program.”

Key highlights from Comcast's first quarter results include:

  21% OCF growth in cable and 67.9% increase in OCF in content
  35,000 more basic cable subscribers
  394,000 more high speed data customers while growing ARPU from $41.33 in the fourth quarter of 2003 to $42.46 in the first quarter of 2004
  Almost $400 million in free cash flow after all taxes and interest

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks and in the provision of programming content. The Company is the largest cable company in the United States, serving more than 21 million cable subscribers. The Company’s content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network and G4. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.